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                                                                     EXHIBIT 8.1

                                Foley & Lardner
                           777 East Wisconsin Avenue
                          Milwaukee, Wisconsin  53202

                                FOLEY & LARDNER

                               ATTORNEYS AT LAW

CHICAGO                        FIRSTAR CENTER                         SACRAMENTO
DENVER                    777 EAST WISCONSIN AVENUE                    SAN DIEGO
JACKSONVILLE           MILWAUKEE, WISCONSIN 53202-5367             SAN FRANCISCO
LOS ANGELES               TELEPHONE (414) 271-2400                   TALLAHASSEE
MADISON                   FACSIMILE (414) 297-4900                         TAMPA
MILWAUKEE                                                       WASHINGTON, D.C.
ORLANDO                     WRITER'S DIRECT LINE                 WEST PALM BEACH
                                414/297-5729


EMAIL ADDRESS                                               CLIENT/MATTER NUMBER
Jmcgaffey@foleylaw.com

                               September 9, 1999



WICOR, Inc.
626 East Wisconsin Avenue
Milwaukee, WI  53202

Ladies and Gentlemen:

          We have acted as counsel to WICOR, Inc. ("WICOR"), a Wisconsin corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of June 27, 1999, as amended as of September 9, 1999 ("the Merger Agreement"), among Wisconsin Energy Corporation ("Wisconsin Energy"), a Wisconsin corporation, CEW Acquisition, Inc. ("Merger Sub"), a Wisconsin corporation and a newly-formed, wholly-owned subsidiary of Wisconsin Energy, and WICOR, and (ii) the preparation and filing of the Joint Proxy Statement/Prospectus of Wisconsin Energy and WICOR relating to the Merger (the "Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

          In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and representations contained in letters to us, dated as of the date hereof, by WICOR and Wisconsin Energy. For purposes of this opinion, we have assumed (i) the accuracy of the representations made by WICOR and Wisconsin Energy contained in their respective letters to us, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus and (iii) that Wisconsin Energy will select a Stock Percentage of at least forty percent (40%).

          Subject to the assumptions set forth above, we are of the opinion that
(i) the Merger will be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each of WICOR, Wisconsin Energy and Merger Sub will be a party to the reorganization, within the meaning of Section 368(b) of the Code, and (ii) the statements made under the captions "SUMMARY-Material Federal Income Tax Consequence of the Merger" and "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER" in the


Proxy Statement/Prospectus, to the extent they constitute matters of law or legal conclusions, are correct in all material respects.

          Although the Internal Revenue Service ordinarily does not give rulings on merger transactions, its ruling policy would require that at least 50% of the consideration to be paid in the Merger be in the form of Wisconsin Energy stock for the tax consequences as described above to be realized. However, such ruling policy is not necessarily the Internal Revenue Service's interpretation of the existing law, as there are court decisions which have upheld tax free reorganization treatment where less than 40% of the consideration was in the form of stock.

          We express no opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger, other than as set forth above. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

          In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

          This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. The opinion may not be relied upon by anyone other than WICOR and its shareholders. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus and the reference to the above-mentioned opinion under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER." In giving such consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required under Section 7 the Act.

                                       Very truly yours,


                                       /s/ Foley & Lardner
                                       FOLEY & LARDNER